Exhibit 99.1

    Digital Recorders, Inc. Announces Order for Swedish Subsidiary
                              Mobitec AB;
               Order From Volvo Valued at $665,000 USD;
                    CEO Comments on FY2005 Outlook

    DALLAS--(BUSINESS WIRE)--Dec. 15, 2004--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today that its Mobitec AB (Mobitec) subsidiary in Herrljunga, Sweden, has received an order from Volvo Bus Corporation (Volvo) for more than 190 Mobitec(R) electronic destination sign systems.
    "We believe this order demonstrates Volvo's continued confidence in Mobitec as a primary supplier of electronic destination sign systems worldwide. This order, which is valued at approximately $665,000 USD, will be delivered to Volvo on behalf of Stockholm Transport and its Stockholm-region traffic operators -- Buslink, Connex and Swebus -- between December 2004 and June 2005. Mobitec management and staff are to be commended for further demonstrating their ability to deliver high quality, technologically competitive products at attractive prices and with strong customer service support. Our customers expect this level of service and we strive to consistently deliver," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    Volvo is one of the largest bus manufacturers in the European market and has automotive operations worldwide. The buses involved in this order will be built in Saffle, Sweden.
    In April 2004, DRI announced it had entered into a new frame agreement with Volvo through which its Mobitec subsidiary will provide electronic destination sign systems to Volvo worldwide. Valid for two years, the agreement is renewable and is a continuation of the relationship Mobitec has held with Volvo for many years.
    Based in Herrljunga, Sweden, Mobitec was acquired by DRI in June 2001. Its acquisition significantly expanded DRI's geographical reach. Mobitec is highly respected for its products, technology, service, and quality. The premier supplier of electronic destination sign systems in the Nordic markets, Mobitec also has business units in Australia and Germany, and a joint venture in Brazil.

    FY2005 Outlook

    "We see the transit industry and the markets we serve stabilizing and improving in fiscal year 2005. In the U.S., federal legislative actions have improved the domestic transit industry's outlook, although the timing of the reauthorization of the Transportation Equity Act for the 21st Century (TEA-21) remains uncertain," Mr. Turney said. "Within the Company, we are continuing to develop and introduce new products in virtually all business units. This includes placing additional emphasis on security-related products and services, areas in which we also are pursuing product development and strategic alliances. I am excited about the market's prospects in fiscal year 2005."

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company's actual results could differ materially from those contemplated in the Company's forward-looking statements as a result of various factors. Among other factors, the Company's results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company's business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company's trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.

    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com
             or
             IR Counsel Contact:
             Citigate Financial Intelligence
             Robin Weinberg, 201-499-3500
             Fax: 201-499-3600
             Robin.Weinberg@citigatefi.com